ANTARES PHARMA, INC.

JACK E. STOVER

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into this 13th day of May, 2008 (the “Effective Date”) by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Jack E. Stover (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is presently employed by the Company as the Chief Executive Officer of the Company, pursuant to an Employment Agreement between the Company and the Executive, dated July 22, 2004 (the “Existing Employment Agreement”).

WHEREAS, the Company and the Executive desire to amend the Existing Employment Agreement to (i) reflect the Executive’s appointment to the position of Chief Executive Officer of the Company on September 1, 2004, (ii) comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) make certain other desired changes.

WHEREAS, Section 7 of the Existing Employment Agreement permits the Company and the Executive to amend the Existing Employment Agreement pursuant to a written instrument executed by both parties.

WHEREAS, the Company and the Executive hereby agree that this Agreement will supersede and replace the Existing Employment Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.	Employment.

(a)       Term. The initial term of this Agreement shall begin on the Effective Date and continue until the third anniversary thereof, unless sooner terminated by either party as hereinafter provided. In addition, the term of this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Term or at least ninety (90) days prior to the end of any one (1) year renewal period that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under this Agreement terminates is referred to herein as the “Term.”

(b)       Duties. During the Term, the Executive shall continue to be employed by the Company as the Chief Executive Officer of the Company and shall continue to serve the Company faithfully and to the best of his ability. The Executive shall report to the Board of Directors of the Company (the “Board”). Subject to the oversight of the Board, the Executive shall have responsibility for (i) the exercise of the executive authority of the Company, including general and active management of the business of the Company and effectuating all orders and resolutions of the Board (either directly or through delegation of authority to other Executives and/or executives of the

Company) and (ii) such other duties and responsibilities as may be assigned to him from time to time by the Board.

(c)       Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company, and may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company). It shall not be deemed a violation of the foregoing for the Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the consent of the Board, which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 6 below. The Executive may retain any compensation he is paid for any of the activities permitted under clauses (i), (ii) and (iii) above. As of the Effective Date, the activities listed on Schedule A are approved under this Section 1(c).

2.	Compensation.

(a)       Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $385,000, which shall be subject to review, and at the approval of the Compensation Committee of the Board (the “Compensation Committee”), subject to increase (but not decrease) based upon the performance of the Executive and the Company, as determined by the Compensation Committee in accordance with the Company’s normal compensation and performance review policies for senior level executives generally (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

(b)       Bonus. In addition to the Executive’s Base Salary, the Executive shall be eligible to receive a bonus for each calendar year during the Term based on attainment of certain individual and corporate performance goals and targets (the “Annual Bonus”). The performance goals and targets shall be determined by the Compensation Committee in consultation with the Executive. Once determined, the applicable performance goals and targets shall be communicated to the Executive in writing as soon as reasonably practicable following the Compensation Committee’s determination of the applicable goals and targets but not later than March 1 of each calendar year. The Executive shall be eligible to receive a target Annual Bonus of up to 55% of his Base Salary based upon the level of achievement of the applicable performance goals and targets. The Compensation Committee shall determine in its sole discretion whether and to what extent the applicable performance goals and targets have been achieved and the amount of the Executive’s Annual Bonus, if any. Any Annual Bonus earned and payable to the Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the Annual Bonus is earned.

(c)	Equity Compensation.

(i)        Sign-On Options. In connection with the entry by the Executive and the Company into this Agreement, on the Effective Date, pursuant to the Antares Pharma, Inc. 2006

Equity Incentive Plan, as amended from time to time (the “2006 Equity Plan”) (or successor plan), the Executive shall be granted an incentive stock option to purchase 50,000 shares of common stock of the Company, $0.01 par value (the “Stock”) at an exercise price equal to the closing price of the Stock on the date of grant, subject to the terms and conditions of the 2006 Equity Plan (or a successor plan) and the Stock Option Agreement evidencing the option (which shall be in the normal form of such agreement under the 2006 Equity Plan). The option shall vest 33-1/3% per year over three (3) years commencing on the first anniversary of the date of grant and each anniversary thereafter until the option is fully vested.

(ii)       Performance Stock Bonuses. Provided that the Executive is employed by the Company at the time of the applicable event, the Company shall grant up to 550,000 shares of Stock to the Executive based upon the attainment of performance criteria set by the Compensation Committee (the “Performance Stock Bonuses”) and subject in all respects to the terms of the Performance Stock Bonus Agreement evidencing the terms and conditions of the grant. The Performance Stock Bonuses, if earned, shall be 100% vested upon issuance, and shall be granted under the 2006 Equity Plan (or a successor plan) and be subject in all respects to the 2006 Equity Plan (or a successor plan) and the Performance Stock Bonus Agreement. In addition, notwithstanding any provision to the contrary herein, the Executive acknowledges and agrees that as of the Effective Date, the Performance Stock Bonus Agreement supersedes and replaces Sections 3(e)(2) and (3) of the Existing Agreement relating to Executive’s right to receive certain Additional Stock Grants, that Executive shall have no further rights to receive the Stretch Equity Grant as described in Section 3(f) of the Existing Employment Agreement and that the Executive has earned zero (0) shares with respect to the Stretch Equity Grant.

(iii)      Additional Grants. During the Term, the Executive shall also be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the 2006 Equity Plan, at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position as Chief Executive Officer.

(d)       Vacation. During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however that the Executive shall be entitled to not less than five (5) weeks paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year. To the extent not used in any calendar year, up to two (2) weeks of such accrued but unused paid time off for the applicable calendar year shall either be carried over to the following year or paid to the Executive on or after January 1 but not later than March 15 of the calendar year next following the calendar year for which the paid time off was earned, such determination to be made by the Company in its discretion.

(e)       Employee Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, flexible spending accounts and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any parent, subsidiary or affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(f)        Expense Reimbursement. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable business expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder, including entertaining for business purposes and seminars for improving professional skills upon presentation by the Executive to the Company of appropriate documentation thereof.

(g)       Automobile Allowance. During the Term, the Company shall pay the Executive a monthly car allowance equal to $1,100 per month, which amount can be applied to a lease of an automobile of the Executive’s choosing or can be paid to the Executive as reimbursement for expenses and depreciation associated with the Executive’s ownership and maintenance of an automobile. This allowance is subject to review and adjustment by the Compensation Committee from time to time.

(h)       Legal Fees. The Company shall reimburse the Executive for reasonable attorneys’ fees he incurs in connection with the negotiation and drafting of this Agreement, up to a maximum of $10,000.

3.	Termination of Employment.

(a)       Termination for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to the Executive (as described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i) the Executive’s knowing dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation or embezzlement by the Executive of the Company’s funds; (iii) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company, its subsidiaries or affiliates; (iv) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement. Termination by the Company for Cause shall be accomplished by written notice to the Executive, authorized by a vote of at least a majority of the members of the Board, stating that the Company is terminating the Executive’s employment for Cause, and specifying the effective date of such termination, as determined by the Board. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive’s employment for Cause. The Executive shall be given a reasonable opportunity to meet with the Board to defend such act or acts, or failure to act. The Executive shall be prohibited from participating in any Board session or vote with respect to any finding of Cause.

(b)       Voluntary Resignation. The Executive may voluntarily terminate his employment without Good Reason (as defined below) upon thirty (30) days advance written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of the Agreement, “Good Reason” shall mean: (i) a decrease in the Executive’s Base Salary; (ii) a decrease in the maximum target annual bonus below 55% of Base Salary for the calendar year; (iii) a change in the designation of title from

Chief Executive Officer of the Company or successor entity that results in a material diminution of the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as the Chief Executive Officer; (iv) a Company-required relocation of the Executive’s place of residence or refusal to pay travel and living expenses if the Executive’s place of residence does not change in response to a Company request; (v) the failure of the Company to obtain the express agreement of any successor to assume and agree to perform the Company’s obligations under this Agreement, (vi) the Company’s failure to renew this Agreement in accordance with the terms of Section 1(a) above; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company or (vii) a material breach by the Company of any other provision or covenant set forth in this Agreement; provided, however, that the Executive shall not have Good Reason for termination unless the Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in the Executive’s notice of termination, within thirty (30) days after the date on which the Executive gives written notice of termination, and the Executive terminates employment within sixty (60) days of the event that constitutes Good Reason.

(c)       Termination without Cause or for Good Reason. If the Executive’s employment is terminated by the Company (or the surviving company following a Change in Control) without Cause (as defined in subsection 3(a) above) or if the Executive resigns for Good Reason (as defined in subsection 3(b) above), either before or after a Change in Control (as defined in subsection 4(c) below), and except as set forth in subsection 3(e) below, the provisions of this subsection 3(c) shall apply.

(i)        The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive; provided that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this subsection 3(c) for Good Reason. The Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation. On the date of termination or resignation, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and affiliates.

(ii)       Unless the Executive complies with the provisions of clause (iii) below, upon termination or resignation under clause (i) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive.No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

                                 (iii)      Notwithstanding the provisions of clause (ii), upon termination or resignation, as applicable, under clause (i) above, if the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), and so long as the Executive continues to comply with the covenants set forth in Section 6 below and the provisions of any confidentiality, non-competition or non-solicitation agreement with the Company to which the Executive is subject, the Executive shall be entitled to receive, in lieu of the payment described in clause (ii) and any other payments due under any severance plan or program for employees or executives, the following:

(A)      An amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect immediately prior to the Executive’s termination of employment, less applicable tax withholding, paid in installments beginning within thirty (30) days following the Executive’s date of termination of employment, in accordance with the Company’s normal payroll practices, subject to Section 5(b) below (the foregoing reference to twelve (12) months shall be increased to twenty-four (24) months in the event the Executive is terminated without Cause or resigns for Good Reason, in either case, during the one (1) year period following a Change in Control and the amount (net of transaction related expenses) of any and all unrestricted cash, secured debt and/or securities of the buyer, paid and/or distributed to the Company and/or the holders of all classes of the Company’s common stock with respect to such common stock in connection with the Change in Control equals or exceeds $175 million);

(B)      A pro rata Annual Bonus for the year in which the Executive’s termination of employment occurs. The pro rata Annual Bonus shall be based on the Executive’s actual Annual Bonus earned for the year in which the Executive’s termination occurs (if any), based on actual performance, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company, on or after January 1 but not later than March 15 of the calendar year following the calendar year in which the Executive’s employment terminates, subject to Section 5(b) below.

(C)      Medical and dental coverage for the twelve (12)-month period following the Executive’s termination of employment or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer, at the level in effect at the date of his termination of employment (or generally comparable coverage) for himself, and, where applicable, his spouse and dependents, at the same premium rates and cost sharing as may be charged from time to time for employees generally, as if the Executive had continued in employment during such period;

(D)      Continued eligibility to receive the Performance Equity Grants for a period of ninety (90) days following the Executive’s termination of employment, as if the Executive had continued employment during such period; and

(E)       Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

                (d)       Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or termination of employment by the Company on account of his Disability (as defined below), subject to the requirements of applicable law. If the Executive dies, or the Company terminates the Executive’s employment due to Disability, the Executive or his beneficiary, as applicable, shall be entitled to receive the same payments and benefits (subject to the same conditions) he would have received had he been terminated without Cause or for Good Reason as provided for in subsection 3(c) above, except that, in the case of the Executive’s death, the amounts in Section 3(c)(iii)(A) shall be paid in a lump sum within thirty (30) days of the Executive’s death. For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of the Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, and (ii) continue for periods aggregating more than three (3) months in any twelve (12)-month period. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. The Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability. The Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as the Executive’s voluntary resignation from the Company without Good Reason.

(e)       Termination Following a Change in Control. The Executive shall be entitled to the payments and benefits set forth under Section 3(c)(iii) above, if there is both a Change in Control and one of the following events occurs: (i) the Executive voluntarily terminates his employment without Good Reason within thirty (30) days following the consummation of the Change in Control; or (ii) the surviving company following the Change in Control requests that the Executive remain employed with the surviving corporation for a transition period (not to exceed one (1) year) and the Executive remains employed as requested and then voluntarily terminates his employment without Good Reason within thirty (30) days following the end of such transition period; provided that upon the Executive’s resignation under this subsection 3(e), the Executive executes and does not revoke a Release and continues to comply with the covenants set forth in Section 6 below and the provisions of any confidentiality, non-competition, non-solicitation or invention assignment agreement with the Company to which the Executive is subject.

4.	Change in Control.

(a)       Acceleration. Notwithstanding any provision to the contrary in the 2006 Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), upon the occurrence of a Change in Control during the Term, all outstanding equity grants held by the Executive immediately prior to the Change in Control which vest based upon the Executive’s continued service over time shall become fully vested and/or exercisable, as the case may be, immediately prior to the Change in Control and all outstanding equity grants held by the Executive immediately prior to the Change in Control which vest based upon attainment of performance criteria shall become fully vested and/or exercisable, as the case may be, immediately prior to the Change in Control, at the sole discretion of the Compensation Committee. On a Change in Control, the Compensation Committee has the sole authority and responsibility for determining whether and to what extent the applicable performance criteria have been met and has the authority to accelerate the vesting of such equity grants, in its sole and absolute discretion.

(b)       Application of Section 280G.In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (b). All determinations to be made under this subsection (b) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subsection (b) shall be borne solely by the Company.

(c)       Definition of a Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the same meaning ascribed to such term under the 2006 Equity Plan, as in effect on the date hereof and as it may be amended from time to time, or if the 2006 Equity Plan is no longer in effect, a successor plan thereto.

5.	Section 409A.

(a)       Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)       Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company (as defined under section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be adjusted for interest at an annual rate of 4% from the date of the Executive’s termination through the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company and shall be paid in a lump sum on such date. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

6.	Restrictive Covenants and Representations.

(a)       Confidential Information. The Executive acknowledges and agrees to be bound by the covenants set forth in the Confidential Information and Invention Assignment Agreement entered into by and between the Executive and the Company, dated July 22, 2004 (the “Confidential Information Agreement”), all of which are hereby incorporated into this Agreement by reference. The Executive hereby agrees that, during the Term and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets. The Executive hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b)       Non-Competition. The Executive hereby acknowledges that during his employment with the Company, the Executive has and will continue to become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services have been and will continue to be of special, unique and extraordinary value to the Company. Accordingly, the Executive hereby agrees that at any time during the Term, and for a period of twelve (12) months after the Executive’s date of termination of employment for any reason (such twelve (12)-month period referred to as the “Restriction Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) the research, development, marketing and/or sale or other delivery of transdermal gel products, oral disintegrating tablets, and/or needle-free injection devices,located throughout the world.

(c)       Non-Solicitation. The Executive hereby agrees that during the Term and the Restriction Period (the “Non-Solicitation Period”), (i) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Non-Solicitation Period, except any such individual whose employment has been terminated by the Company and (ii) the Executive will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

(d)       Return of Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office, or communications equipment (e.g., facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession. Notwithstanding the preceding sentence, the Executive shall be permitted to take and use for his personal use the Company laptop computer previously provided to him once such computer has been sanitized to eliminate any proprietary Company information or access to any such Company information. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

(e)       Non-Disparagement. The Executive agrees that the Executive will not disparage the Company, its subsidiaries and parents, and their respective Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. The Company shall not make any disparaging or negative remarks, either oral or in writing, regarding the Executive.

(f)        Cooperation. During the Term and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company during the Term (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with the Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires the Executive’s cooperation in accordance with this subsection 6(f), the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by the Executive in connection with such cooperation, subject to reasonable documentation.

(g)	Executive Representations.

(i)        The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder. In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions thathe has with any other employer, person or entity. The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(ii)       Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (A) provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (B) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

7.         Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 6 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 6. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Mercer County, New Jersey, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

8.         Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Trenton, New Jerseyin accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association. If the Executive prevails in an arbitration proceeding as to any material issue, the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) within thirty (30) days after it has been finally determined that the Executive has prevailed in such proceeding as to any material issue.

9.         Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10.       Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 6, will continue to apply in favor of the successor.

11.       Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than the Executive) and by the Executive. This Agreement supersedes the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, including, but not limited to, the Existing Employment Agreement; provided, however, that, except as otherwise provided in this Agreement, this provision shall not apply to any agreement outstanding as of the Effective Date related to the Executive’s equity rights.

12.       Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13.       Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

14.       Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.       Indemnification. The Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Executive’s employment hereunder.

16.       Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:

Antares Pharma, Inc.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

Attn: Chairman of the Compensation Committee of the Board

(609) 359-3015 (facsimile)

With a copy to:

Morgan, Lewis and Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Amy Pocino Kelly, Esq.

(877) 432-9652 (facsimile)

 If to the Executive, to the most recent address on file with the Company, with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: David S. Fryman, Esq.

(215) 864-9743 (facsimile)

17.       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey,without regard to conflict of law principles.

18.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

19.       Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.       Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANTARES PHARMA, INC.

By: ___________________________
Name: ________________________
Its: ___________________________

EXECUTIVE

_______________________
Jack E. Stover

SCHEDULE A

PERMITTED OUTSIDE ACTIVITIES

Director, Chairman (nonexecutive) and Shareholder, PHC Industries Inc. (private family business)

Director and Shareholder, The Pineville Tavern and Dishes Inc. (private real estate investment)

Director PDI, Inc. (public pharmaceutical service company)

Director Arbios Systems Inc. (public biotech device company)

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